Exhibit 99.1

NEWS RELEASE
For Immediate Distribution	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Appoints New Board Member - J. Kent Masters, a member of the Executive Board of the Linde Group joins Rockwood’s board.

Princeton, New Jersey, April 10, 2007 — Rockwood has appointed J. Kent Masters to its board of directors and also a member of the board Audit Committee effective May 16, 2007.  Mr. Masters is currently a member of the Executive Board of Linde AG, a world leading industrial gases and engineering company.

“We are pleased to welcome Mr. Masters to Rockwood’s board of directors,” said Seifi Ghasemi, Rockwood’s Chairman and Chief Executive Officer.  “His extensive operating expertise, notable business leadership skills, dynamic personality and high energy will help drive Rockwood’s continued development as a world-class, diversified, global specialty chemicals and advanced materials company.”

Mr. Masters joined Linde AG in 2006 when it acquired his former employer, BOC Group, plc.  Linde AG, with sales of close to $13B is a world leading industrial gases and engineering company.  Mr. Masters is a member of the Executive Board with responsibility for the Americas, Africa and the tonnage and bulk businesses.  Before joining Linde AG, Mr. Masters was a member of the Board of Directors of BOC Group, plc., a global manufacturer of industrial gases.  Mr. Masters has a B.Sc. degree in chemical engineering from Georgia Institute of Technology and an MBA from New York University.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3.0 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.